Result of Annual Meeting of Shareholders
The Annual Meeting of Shareholders of Zenix Income Fund Inc.
 was held on July 27, 2005, for the purpose of considering and voting upon the election of Directors. The following table
provides information concerning the matter voted upon
at the Meeting:
1. Election of Directors
Nominees
Common Shares Voted For Election
Common Shares Withheld
Preferred Shares For Election
Preferred Shares Withheld
Dwight B. Crane
17,225,386.269
285,944.441
N/A
N/A
Paolo M. Cucchi
17,218,788.269
292,542.441
N/A
N/A
Robert A. Frankel
N/A
N/A
1,398
2
R. Jay Gerken
17,227,068.269
284,262.441
1,398
2
Paul Hardin
17,208,836.269
302,494.441
1,398
2
William R. Hutchinson
N/A
N/A
1,398
2
George M. Pavia
17,192,632.685
318,698.025
1,398
2